Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-185077, 333-187054 and 333-194286 on Form S-8 of our reports dated February 25, 2015, relating to the consolidated financial statements of Ruckus Wireless, Inc. and its subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Ruckus Wireless, Inc. for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
February 25, 2015